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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): FEBRUARY 14, 2006


                         NORTHERN BORDER PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)


         DELAWARE                     1-12202                  93-1120873
(State or other jurisdiction of     (Commission              (IRS Employer
      incorporation)                File Number)           Identification No.)

          13710 FNB PARKWAY
           OMAHA, NEBRASKA                                      68154-5200
(Address of principal executive offices)                        (Zip Code)

       Registrant's telephone number, including area code: (402) 492-7300


                                 Not Applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On February 14, 2006, we, Northern Border Partners, L.P. ("NBP") and/or Northern Border Intermediate Limited Partnership ("NBILP"), entered into three separate agreements described as follows:

         Contribution Agreement.

         NBP and NBILP entered into a Contribution Agreement with ONEOK, Inc. ("ONEOK"), the owner of two of our general partners, pursuant to which we agreed to purchase from ONEOK its entire gathering and processing segment and its entire pipelines and storage segment in exchange for approximately 36.5 million units representing limited partnership interests in NBP. The limited partner units and the related general partner interest contribution are valued at approximately $1.65 billion, subject to adjustment. The actual number of units issued was determined by using the average closing price of the NBP common units for the 20 trading days prior to signing of the Contribution Agreement.

         The limited partner units we will issue to ONEOK will be a newly created Class B unit which will have limited voting rights and will be subordinated to the common units with respect to payment of minimum quarterly distributions. Distributions on the Class B units will be prorated from the date of issuance.

         We are required to hold a special election for holders of common units as soon as practicable, and in any event within 12 months of issuing the Class B units, to approve the conversion of the Class B units into common units and to approve certain amendments to the NBP partnership agreement. The proposed amendments grant voting rights for common units held by the general partner if a vote is held to remove the general partner and require fair market value compensation for the general partner interest if the general partner is removed. If the common unit holders do not approve both the conversion and amendments within 12 months of the issuance of the Class B units, then the Class B unit distribution rights would continue to be subordinated in the manner described above unless and until the conversion described above has been approved, and the amount payable on such Class B units would increase to 115 percent of the distributions payable with respect to the common units. If the common unit holders vote to remove ONEOK or its affiliates as the general partner of us at any time prior to the approval of the conversion and amendments described above, the Class B unit distribution rights would continue to be subordinated in the manner described above unless and until the conversion described above has been approved, and the amount payable on such Class B units would increase to 125 percent of the distributions payable with respect to the common units.

         The Contribution Agreement contains customary and other closing conditions that, if not satisfied or waived, would result in the sale not occurring. These conditions include, among others:

     - continued accuracy of the representations and warranties of the parties in the Contribution Agreement;

     - performance by each party of its obligations under the Contribution Agreement;

     - consummation of the sale by NBILP of a 20% interest in Northern Border Pipeline Company (the "Partnership") as described below;

     - consummation of the purchase by ONEOK, through Northern Plains Natural Gas Company, LLC ("Northern Plains"), of the outstanding common stock of Northwest Border Pipeline Company, one of our general partners, from TransCan Northwest Border, Ltd., ("TransCanada Agreement") and consummation of the transactions contemplated under the ONEOK Purchase and Sale Agreement described below;

     - amendment to certain credit agreements of each party and receipt of a waiver under the indenture relating to Viking Gas Transmission Company, an affiliate of us; and

     - absence of any decree, order or injunction to the effect that the transaction may not be consummated as described in the Contribution Agreement.

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         Pursuant to the Contribution Agreement, we and ONEOK each agreed to indemnify the other and their respective officers, directors, managers, partners, employees, agents and affiliates against certain losses resulting from any breach of each party's respective representations or warranties or any breach or non-fulfillment of any of each party's respective covenants or agreements. Certain of these indemnification obligations, considered collectively under the Contribution Agreement and under the ONEOK Purchase and Sale Agreement described below, are subject to minimum claim amounts of $100,000, a deductible of $45 million and, in the absence of fraud or intentional misrepresentation, a cap equal to $360 million for claims against ONEOK and $198 million for claims against us. The parties remaining indemnification obligations, including ONEOK's indemnification obligations with respect to certain retained litigation, are not subject to the limitations described above.

         Purchase and Sale Agreement with ONEOK.

         NBP entered into a Purchase and Sale Agreement with ONEOK (the "ONEOK Purchase and Sale Agreement") pursuant to which we agreed to purchase from ONEOK its entire natural gas liquids segment in exchange for $1.35 billion in cash, subject to adjustment.

         The ONEOK Purchase and Sale Agreement contains similar conditions to closing as those set forth in the Contribution Agreement described above, except: 1) the consummation of the transactions contemplated under the Contribution Agreement is a condition to closing the ONEOK Purchase and Sale Agreement, and 2) our obligation to close the ONEOK Purchase and Sale Agreement is conditioned upon our receipt of proceeds necessary to finance that transaction. The ONEOK Purchase and Sale Agreement contains similar indemnification provisions as those set forth in the Contribution Agreement described above.

         Upon consummation of the transactions contemplated under the Contribution Agreement and ONEOK Purchase and Sale Agreement, ONEOK and certain of its affiliates will enter into a Services Agreement with us pursuant to which ONEOK and its affiliates will provide to us and our subsidiaries at least the type and amount of services that ONEOK provides to its affiliates, including any services necessary for Northern Plains and NBP Services, LLC to continue to perform their obligations under currently existing operating agreements and services required to be provided pursuant to our partnership agreements. The costs for these services will be allocated and billed monthly in a manner consistent with the method of allocation of such costs among ONEOK's and its affiliates and consistent with applicable law. The Services Agreement will supersede and replace the currently existing Administrative Services Agreement among NBP Services, LLC and us.

         Partnership Interest Purchase and Sale Agreement

         NBILP entered into a Partnership Interest Purchase and Sale Agreement (the "PIPA") with TC PipeLines Intermediate Limited Partnership ("TCILP"), dated as of December 31, 2005, pursuant to which NBILP has agreed to sell a 20% partnership interest (the "Partnership Interest") in Northern Border Pipeline Company (the "Partnership") to TCILP in exchange for (i) an aggregate cash amount of $300 million, subject to certain adjustments as set forth in the PIPA, and (ii) the assumption of certain liabilities and obligations of the Partnership, as set forth in the PIPA.

         The PIPA contains customary and other closing conditions that, if not satisfied or waived, would result in the sale not occurring. These conditions include, among others:

     - continued accuracy of the representations and warranties contained in the agreements;

     -    performance by each party of its obligations under the PIPA;

     - consummation of the transactions contemplated under the TransCanada Agreement;

     - consummation of the transactions contemplated under the Contribution Agreement and ONEOK Purchase and Sale Agreement; and

     - absence of any decree, order, injunction or law that prohibits, restricts or substantially delays the transaction or makes the transaction unlawful.

         In addition, pursuant to the PIPA, NBILP and TCILP will each indemnify the other and their respective officers, directors, employees, agents and affiliates against certain losses resulting from any breach of each party's respective representations or warranties or any breach or non-fulfillment of any of each party's respective covenants,


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agreements or other obligations. Certain of these indemnification obligations relating to representations and warranties regarding ownership of the assets, validity of the agreement, violations of constituent documents and broker arrangements are subject to a threshold equal to 2% of the purchase price, and, in the absence of fraud of willful misconduct, a cap equal to the purchase price. The remaining indemnification obligations are not subject to a threshold but are subject to a cap equal to 40% of the purchase price. With respect to representations and warranties relating to the Partnership, NBILP's liability is generally capped at 20% of the losses incurred.


         NBILP is currently the owner of a 70% partnership interest in the Partnership and TCILP is currently the owner of a 30% partnership interest in the Partnership. In addition, the ultimate parent of the general partner of TCILP currently owns Northwest Border, one of NBP's and NBILP's general partners.


         Upon closing of the sale of the Partnership Interest:

     - the Northern Border Pipeline Company General Partnership Agreement will be amended and restated (the "Amended Partnership Agreement") to modify certain governance and operating terms as well as such other terms as NBILP and TCILP may agree. The Chairman of the Management Committee will be appointed by TCILP;

     - Northern Plains , the current operator of the Partnership, or one of its affiliates will enter into a Transition Services Agreement (the "Transition Agreement") with TransCanada or one of its affiliates, pursuant to which Northern Plains will be reimbursed by TransCanada for all transitional support expenses based upon actual costs incurred based on a mutually agreed to schedule of services by functional area through the end of the transition period;

     - the Partnership and an affiliate of TransCanada, will enter into a Pipeline Operating Agreement (the "Operating Agreement"), pursuant to which the affiliate of TransCanada will become the operator of the Northern Border Pipeline; and

     - the Partnership will adopt certain changes to its cash distribution policy relating to financial ratio targets and capital contributions.


         The audit committee of NBP and NBILP, which is comprised of independent members, determined the fairness of each of the (i) sale of the Partnership Interest in accordance with the PIPA and (ii) acquisition of the subsidiaries of ONEOK in accordance with the Contribution Agreement and the ONEOK Purchase and Sale Agreement. The audit committee engaged independent legal counsel and an independent financial adviser to assist in its determination.

         Closing of each of the transactions described above is subject to regulatory approvals and other conditions, including antitrust clearance from the Federal Trade Commission under the Hart-Scott-Rodino Act and is expected to be completed by approximately April 1, 2006.

ITEM 3.02(a)           UNREGISTERED SALES OF EQUITY SECURITIES

                  As noted above, under the Contribution Agreement and more particularly, in the proposed Amendment No. 1 to NBP's Amended and Restated Partnership Agreement, we will issue to ONEOK approximately 36.5 million Class B units, a newly created security, which will have limited voting rights and will be subordinated to the common units with respect to payment of minimum quarterly distributions. Distributions on the Class B units will be prorated from the date of issuance. The issuance of Class B units to ONEOK in exchange for certain assets is made in reliance on Section 4(2) of the Securities Act of 1933.

         We are required to hold a special election for holders of common units as soon as practicable, and in any event within 12 months of issuing the Class B units, to approve the conversion of the Class B units into common units and to approve certain amendments to the NBP partnership agreement. The proposed amendments grant voting rights for common units held by the general partner if a vote is held to remove the general partner and require fair market value compensation for the general partner interest if the general partner is removed. If the common unit

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holders do not approve both the conversion and amendments within 12 months of the issuance of the Class B units, then the Class B unit distribution rights would continue to be subordinated in the manner described above unless and until the conversion described above has been approved, and the amount payable on such Class B units would increase to 115 percent of the distributions payable with respect to the common units. If the common unit holders vote to remove ONEOK or its affiliates as the general partner of us at any time prior to the approval of the conversion and amendments described above, the Class B unit distribution rights would continue to be subordinated in the manner described above unless and until the conversion described above has been approved, and the amount payable on such Class B units would increase to 125 percent of the distributions payable with respect to the common units.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  NORTHERN BORDER PARTNERS, L.P.


Date:  February 21, 2006          By:        /s/  Jerry L. Peters
                                          --------------------------------------
                                  Name:   Jerry L. Peters
                                  Title:  Chief Financial and Accounting Officer